news release

November 13, 2007	For Immediate Release

Employers Holdings, Inc. Reports Solid Third Quarter Earnings

Reno, Nevada—Nov. 13, 2007—Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported results for the third quarter and nine months ended Sept. 30, 2007.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “The Company’s performance on a year-over-year basis was as expected. Premiums written and net earned premium increased relative to the second quarter, while underwriting and other operating expenses declined slightly relative to the last two quarters. Net income was consistent with our solid performance in the first two quarters of this year. We continue to see benefits from declining loss trends in California, although these benefits year to date are lower than last year.”

Consolidated net income was $29.9 million, or $0.58 per share, for the third quarter of 2007 compared to $77.0 million, or $1.54 per pro forma share, in the third quarter of 2006. Net income for the nine months ended Sept. 30, 2007 was $88.5 million ($1.69 per pro forma share, and $1.55 per share for the period February 5 through September 30, 2007) compared to $116.5 million, or $2.33 per pro forma share, for the nine months ended Sept. 30, 2006.

The third quarter change in net income relative to the Company’s performance in 2006 largely relates to the timing of the adjustments to the losses and LAE reserves in 2006 compared to 2007. In the first nine months of 2006, the Company recognized $81.7 million in favorable prior accident year development. Of that amount, approximately 84%, or $68.9 million, was recognized in the third quarter of 2006. In the first nine months of 2007, favorable prior accident year development totaled $43.4 million with $7.4 million recognized in the third quarter of 2007.

Net income includes amortization of the deferred reinsurance gain related to the Loss Portfolio Transfer (“LPT”) Agreement. Consolidated net income before the impact of the LPT (the Company’s non-GAAP measure described below) was $25.3 million in the third quarter of 2007 and $72.0 million in the third quarter of 2006. For the first nine months of 2007, net income before the impact of the LPT was $74.8 million compared with $101.9 million for the same period in 2006.

Third quarter net premiums earned declined 7.8% to $88.5 million in 2007 from $96.0 million in 2006. Net premiums earned for the nine months ended Sept. 30, 2007, were $262.4 million compared to $300.1 million for the same period in 2006, a decrease of 12.6%. The declines were largely due to continuing rate decreases resulting from previously enacted reforms in California. The impact of these rate decreases was partially offset by an overall in-force policy count increase of 12.7% since Sept. 30, 2006.

Net investment income increased 11.7% to $19.2 million in the third quarter of 2007 from $17.2 million for the same period in 2006. Net investment income for the nine months ended Sept. 30, 2007 increased 19.5% to $59.4 million from $49.7 million for the same period in 2006. The increase was primarily attributable to three factors: (1) an increase in fixed maturity securities in the fourth quarter of 2006, which increased the portfolio yield; (2) an increase in invested assets; and (3) interest income generated from the invested net proceeds from the initial public offering of the Company’s common stock as part of the Company’s conversion from a mutual insurance holding company.

Realized gains from investments for the quarter ended Sept. 30, 2007 totaled $0.1 million compared to $2.8 million in 2006, with the difference primarily due to the sale of equity securities in the same period in 2006. Realized losses of $0.3 million in the nine months ended Sept. 30, 2007 resulted from the sale of $55.0 million in fixed maturity securities in connection with the Company’s stock repurchase program. Realized gains of $5.7 million for the same period in 2006 were primarily attributable to the sale of equity security holdings.

Losses and LAE were $40.9 million in the third quarter of 2007 compared with ($34.8) million in the third quarter of 2006, primarily the result of favorable prior accident year reserve development discussed previously. Favorable prior accident year development of $7.4 million in the third quarter of 2007 includes an increase to net losses of $1.6 million related to a commutation of excess loss reinsurance agreements with GLOBAL Reinsurance Corporation of America. Before the impact of the LPT, losses and LAE would have been $45.4 million in the third quarter of 2007 and ($29.8) million in the third quarter of 2006. Losses and LAE for the nine months ended Sept. 30, 2007 were $111.3 million compared to $95.7 million in the nine months ended Sept. 30, 2006. As mentioned previously, this was largely due to favorable prior accident year reserve development that totaled $43.4 million compared to $81.7 million for the nine months ended Sept. 30, 2007 and 2006, respectively. Before the impact of the LPT, losses and LAE would have been $125.0 million and $110.4 million for the nine months ended Sept. 30, 2007 and 2006, respectively.

In the third quarter of 2007, commission expense of $12.4 million increased 4.5% from $11.9 million in the third quarter of 2006 due to an increase in commission rates in July of 2006 and an agency incentive plan adopted in 2007. Commission expense for the first nine months of 2007 decreased 2.6% to $35.8 million from $36.8 million for the same period in 2006.

Underwriting and other operating expense decreased to $21.7 million in the third quarter of 2007 from $22.6 million in the third quarter of 2006 primarily due to a reduction in premium taxes. For the first nine months of 2007, underwriting and other operating expense increased to $67.8 million from $59.2 million in the same period of 2006. Increased expenses include staffing attributable to the Company’s conversion to a public company and technology maintenance and depreciation.

Income taxes for the third quarter and the first nine months of 2007 decreased due to lower pre-tax income and effective tax rates. The Company’s effective tax rate was 11.5% in the third quarter and 19.3% for the nine months ended Sept. 30, 2007 compared with 34.6% and 30.5% for the same periods in 2006. The declines were due to two factors: (1) an increase in the ratio of tax exempt interest and dividends to pre-tax income resulting from the Company’s reallocation of its investment portfolio in the fourth quarter of 2006; and (2) the $5.8 million reversal of a liability for previously unrecognized tax benefits including interest in the third quarter of 2007.

The combined ratio was 84.7% in the third quarter of 2007 compared to (0.2)% in the third quarter of 2006 primarily due to the timing of favorable prior accident year development. For the first nine months in 2007, the combined ratio increased 18.0 percentage points to 81.9% from 63.8% for the same period in 2006.

As of Oct. 17, 2007, the Company repurchased 3,911,272 shares of common stock, completing the stock repurchase program for 2007.

As of Sept. 30, 2007, total stockholders’ equity increased to $341.8 million from $303.8 million at Dec. 31, 2006. Equity, including the deferred reinsurance gain related to the LPT agreement, increased 3.3% to $771.1 million from $746.8 million at Dec. 31, 2006.

Form 10-Q, Conference Call and Webcast

EHI filed its Form 10-Q for the period ended Sept. 30, 2007, with the Securities and Exchange Commission (“SEC”) on Nov. 13, 2007. The Form 10-Q is available without charge through the EDGAR system at the SEC’s Web site and is also posted on the Company’s Web site, www.employers.com, through the “Investors” link.

The Company will host a conference call Wednesday, Nov. 14, 2007 at 10:30 a.m. Pacific Standard Time. The conference call will be available via a live webcast on the Company’s Web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a passcode of 89596008. International callers may dial (617) 801-6888.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures used to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction which does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. Additionally, non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company’s non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool or under previous fronting facilities.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The

Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT. Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.

Combined Ratio. The combined ratio represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio.

Combined Ratio before impacts of LPT. Combined ratio before impact of the LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Equity including deferred reinsurance gain—LPT. Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Forward-Looking Statements

In this news release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company’s future operations and performance. Certain of these statements may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. The Company and its management assume no obligation to update these forward-looking statements, which speak as of the date of this news release.

EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI’s future performance. Factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company’s Forms 10-Q for the 2007 periods ended March 31, June 30, Sept. 30, and the Company’s 2006 Annual Report on Form 10-K.

The SEC filings for EHI can be accessed through the “Investors” link on the Company’s Web site, www.employers.com, or through the SEC’s EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

 Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialists are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada.

CONTACT:

Media
Trish White, Corporate Communications Director, twhite@employers.com, (775) 327-2636

Analysts
Vicki Erickson, Investor Relations Vice President, verickson@employers.com, (775) 327-2794

Employers Holdings, Inc.

Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)
Revenues
Gross premiums written	$90,265	$93,936	$271,312	$310,323
Net premiums written	$87,319	$90,441	$262,032	$299,472
Net premiums earned	$88,527	$95,990	$262,436	$300,137
Net investment income	19,246	17,237	59,386	49,715
Realized (losses) gains on investments, net	146	2,758	(322)	5,660
Other income	861	1,451	3,047	3,694
Total revenues	108,780	117,436	324,547	359,206

Expenses
Losses and loss adjustment expenses	40,867	(34,753)	111,336	95,745
Commission expense	12,411	11,878	35,797	36,762
Underwriting and other operating expense	21,726	22,637	67,778	59,151
Total expenses	75,004	(238)	214,911	191,658

Net income before income taxes	33,776	117,674	109,636	167,548
Income taxes	3,896	40,682	21,117	51,060
Net income	$29,880	$76,992	$88,519	$116,488

Net income after date of conversion through September 30, 2007			$82,048

Earnings per common share-basic and diluted-for the three months ended September 30, 2007 and the period February 5 through September 30, 2007	$0.58		$1.55
Earnings per common share-basic and diluted-for the three months ended September 30, 2006 and the six months ended September 30, pro forma		$1.54	$1.69	$2.33
Cash dividends declared per common share	$0.06	$—	$0.12	$—

Reconciliation of net income and EPS to net income and EPS before impact of LPT Agreement

Net income	$29,880	$76,992	$88,519	$116,488
Less: Impact of LPT Agreement
Amortization of deferred reinsurance gain – LPT	4,557	4,972	13,694	14,614
Net income before impact of LPT Agreement	$25,323	$72,020	$74,825	$101,874
Earnings per common share–basic and diluted-for the three months ended September 30, 2007 and the period February 5 through September 30, 2007	$0.58		$1.55
Earnings per common share-basic and diluted-for the three months ended September 30, 2006 and the nine months ended September 30, 2007 and 2006, pro forma		$1.54	$1.69	$2.33
Earnings per common share attributable to amortization of deferred reinsurance gain – LPT (1)	0.09	0.10	0.26	0.29
Pro forma earnings per common share data-basic and diluted-before impact of LPT	$0.49	$1.44	$1.43	$2.04

(1)	Earnings per share before the impact of the LPT for the period February 5 through September 30, 2007 has not been calculated.

Employers Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Available for Sale:
Fixed maturity investments at fair value (amortized cost $1,619,110 at September 30, 2007 and $1,599,321 at December 31, 2006)	$1,621,148	$1,605,395
Equity securities at fair value (cost $61,861 at September 30, 2007 and $63,478 at December 31, 2006)	109,776	102,289
Short-term investments (at cost or amortized cost, which approximates fair value)	—	7,989
Total investments	1,730,924	1,715,673
Cash and cash equivalents	93,168	79,984
Accrued investment income	18,741	18,431
Premiums receivable, less bad debt allowance of $7,691 at September 30, 2007 and $6,911 at December 31, 2006	44,778	51,311
Reinsurance recoverable for:
Paid losses	10,678	11,073
Unpaid losses, less allowance of $1,276 at each period	1,060,474	1,096,827
Funds held by or deposited with reinsureds	97,672	102,955
Deferred policy acquisition costs	15,268	13,767
Deferred income taxes, net	66,915	73,849
Property and equipment, net	15,074	15,598
Other assets	15,564	16,257
Total assets	$3,169,256	$3,195,725
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,282,491	$2,307,755
Unearned premiums	70,813	73,255
Policyholders’ dividends accrued	302	506
Total claims and policy liabilities	2,353,606	2,381,516
Commissions and premium taxes payable	8,674	6,776
Federal income taxes payable	10,017	24,262
Accounts payable and accrued expenses	12,063	22,178
Deferred reinsurance gain–LPT Agreement	429,342	443,036
Other liabilities	13,800	14,180
Total liabilities	2,827,502	2,891,948
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 53,527,907 and 0 shares issued and 49,902,386 and 0 shares outstanding at September 30, 2007 and December 31, 2006, respectively	535	—
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	302,044	—
Retained earnings	75,749	274,602
Accumulated other comprehensive income, net	32,469	29,175
Treasury stock, at cost (3,625,521 shares at September 30, 2007 and 0 shares at December 31, 2006)	(69,043)	—
Total stockholders’ equity	341,754	303,777
Total liabilities and stockholders’ equity	$3,169,256	$3,195,725
Equity including deferred reinsurance gain – LPT
Total stockholders’ equity	$341,754	$303,777
Deferred reinsurance gain – LPT Agreement	429,342	443,036
Total equity including deferred reinsurance gain – LPT	$771,096	$746,813

Employers Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2007	2006
	(unaudited)
Operating activities
Net income	$88,519	$116,488
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,517	2,726
Stock-based compensation	902	—
Amortization of premium on investments, net	4,848	4,072
Allowance for doubtful accounts – premiums receivable	780	1,910
Deferred income tax expense (benefit)	5,160	2,445
Realized losses (gains) on investments, net	322	(5,660)
Change in operating assets and liabilities:
Accrued investment income	(310)	(2,291)
Premiums receivable	5,753	6,861
Reinsurance recoverable on paid and unpaid losses	36,748	34,832
Funds held by or deposited with reinsureds	5,283	9,315
Unpaid losses and loss adjustment expenses	(25,264)	(34,422)
Unearned premiums	(2,442)	(2,405)
Federal income taxes payable	(14,245)	21,839
Accounts payable, accrued expenses and other liabilities	(11,400)	—
Deferred reinsurance gain–LPT Agreement	(13,694)	(14,614)
Other	(3,041)	(15,233)
Net cash provided by operating activities	82,436	125,863
Investing activities
Purchase of fixed maturities	(214,197)	(381,350)
Purchase of equity securities	(1,021)	(11,054)
Proceeds from sale of fixed maturities	156,471	131,141
Proceeds from sale of equity securities	2,744	18,489
Proceeds from maturities and redemptions of investments	40,650	127,521
Capital expenditures and other, net	(3,993)	(4,929)
Net cash used in investing activities	(19,346)	(120,182)
Financing activities
Issuance of common stock, net	486,670	(799)
Cash paid to eligible policyholders under plan of conversion	(462,989)	—
Acquisition of treasury stock	(67,288)	—
Dividend paid to stockholders	(6,299)	—
Net cash provided by financing activities	(49,906)	(799)
Net increase in cash and cash equivalents	13,184	4,882
Cash and cash equivalents at the beginning of the period	79,984	61,083
Cash and cash equivalents at the end of the period	$93,168	$65,965
Schedule of noncash transactions
Stock issued in exchange for membership interest	$281,073	$—

Employers Holdings, Inc.

Calculation of Combined Ratio before the Impacts of the LPT

(in thousands, except for percentages)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)
Net Premiums Earned	$88,527	$95,990	$262,436	$300,137
Losses and Loss Adjustment Expenses	$40,867	$(34,753)	$111,336	$95,745
Losses & LAE Ratio	46.2%	(36.2)%	42.4%	31.9%
Losses and Loss Adjustment Expenses	$40,867	$(34,753)	$111,336	$95,745
Impacts of LPT	4,557	4,972	13,694	14,614
Losses & LAE before impacts of LPT	$45,424	$(29,781)	$125,030	$110,359
Losses & LAE Ratio before impacts of LPT	51.3%	(31.0)%	47.6%	36.8%
Commission Expense	$12,411	$11,878	$35,797	$36,762
Commission Expense Ratio	14.0%	12.4%	13.6%	12.2%
Underwriting & Other Operating Expense	$21,726	$22,637	$67,778	$59,151
Underwriting & Other Operating Expense Ratio	24.5%	23.6%	25.8%	19.7%
Total Expense	$75,004	$(238)	$214,911	$191,658
Combined Ratio	84.7%	(0.2)%	81.9%	63.8%
Total Expense before impacts of the LPT	$79,561	$4,734	$228,605	$206,272
Combined Ratio before the impacts of the LPT	89.9%	4.9%	87.1%	68.7%